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                                                                   Exhibit 10.10




CYBERNET DATA SYSTEMS, INC.                               5 RIVER ROAD SUITE 130
                                                       WILTON, CONNECTICUT 06987
                                                             VOICE: 203-834-6282
                                                               FAX: 203-834-6280
                                                   EMAIL: susan@edgar-online.com

May 19, 1997

Mr. Jay Sears
2373 Broadway
Apt. 830
New York, NY 10024

Dear Jay:

This letter serves as a letter of understanding between Cybernet Data Systems, Inc. (the "Company") and you concerning your employment by the Company.

1. The Company shall employ you, and you shall serve the company as Vice President, Marketing and Business Development. Your responsibilities will include the promotion of the Company's products and services and the development of key business relationships.

2. As consideration for your services, you shall be entitled to receive compensation as follows:

         a) Base salary at the rate of $80,000 per year.

         b). 16,000 shares of stock, representing approximately .20% in the Company after the first 90 days of service (effective August 19, 1997) with the Company. Should any liquidity event (ex. a public or private sale of the Company) takes place prior to this 90 day term, ownership of the 16,000 shares will become immediate.

         c). Within 180 days, the Company intends to establish a plan for employees to accumulate greater shares of stock in the Company, and you will be a beneficiary of such a plan.

         d). You are eligible for a discretionary bonus, and that if and when such a bonus program is formalized in any manner, you will be a beneficiary of such a plan.

         e). Your employment shall begin on May 27, 1997 and shall continue until termination by either party upon not less than 30 days notice to the other. The Company agrees that you will be entitled to severance pay in the following manner: if you are terminated prior to completion of six months of service with the Company, you shall be entitled to three months of severance pay; if you are terminated at any point after six months of service with the Company, you shall be entitled to six months of severance pay. Severance is payable upon termination. Notwithstanding the foregoing, if you are terminated for cause, including, but not limited to theft, fighting, dishonesty, disloyalty, disability, lasting longer than sixty (60) days, etc., then no severance shall be made.

         f). You shall be entitled to participate in the following Company benefits and such other benefits as may become available:

                  1). Medical insurance is available after the first 30 days of employment. You and the Company agree to determine what arrangement is best for both parties: to keep your current insurance and have the Company cover out-of-pocket costs; or
                  to be placed on the Company's medical plan. Regardless, you will always have access to the Company's medical plan.
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Cybernet Data Systems, Inc.      Employment Agreement                     page 2


                  2). You shall be entitled to two weeks of vacation per year.

                  3). The Company has expressed its intention to put in place a 401(k) plan.

                  4). You and the Company have discussed travel expenses and agree to determine what is best for both parties after the execution of this agreement.

         3). With regard to confidentiality and competitive activities:

                  a). You acknowledge that you will come into possession of confidential information concerning products, clients, customers and employees and you will agree that during your employment and for a period of one year thereafter, you will not disclose such information to any person or entity without the Company's prior written consent.


                  b). You agree that you will not solicit any employees of the Company to leave their employment and work for you or another company during your employment and for a period of one year thereafter; and

                  c). You agree that you will not compete, directly or indirectly, with the Company for a period of six months after your employment ends.

         4). Alteration or Assignment of Agreement:

                  a). This agreement may not be changed except by a writing signed by both parties.

                  b). This agreement may be assigned to any affiliate of the Company or to any successor to a substantial portion of the Company's assets or business.

         Please confirm your agreement to the foregoing by signing and returning a copy of this letter.

         Sincerely,

         CYBERNET DATA SYSTEMS, INC.



         By: /s/ Susan Strausberg
            ----------------------------------
                  Susan Strausberg, President

         By: /s/ Marc Strausberg
            ----------------------------------
                  Marc Strausberg, CEO


         Agreement Confirmed:


         By: /s/ Jay Sears
            ----------------------------------
                  Jay Sears